Exhibit 99.1

Lisa Caperelli CAP Strategies, LLC 215-340-1241 lisa.caperelli@gmail.com	PLC Systems Inc. Gregory Mann, Chief Financial Officer 508-541-8800 gmann@plcmed.com

PLC SYSTEMS REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

RENALGUARD SALES UP $328,000 FOR THE FIRST QUARTER

MILFORD, Mass. (May 15, 2013) — PLC Systems Inc. (OTCBB: PLCSF), a medical device company focused on innovative technologies for the cardiac and vascular markets, today reported financial results for the three months ended March 31, 2013.  Highlights of the first quarter and recent weeks include:

•                  Revenues were $348,000; up 1,640% over the first quarter of 2012

•                  Continued patient enrollment in the RenalGuard® U.S. pivotal trial

•                  Received first European patent for RenalGuard

•                  Raised $4.0 million in gross proceeds from an equity financing in February 2013

•                  Continued to broaden awareness of RenalGuard with data reported by researchers from two Israeli hospitals at The 60thInternational Conference of the Israel Heart Society

“Sales from our novel device, RenalGuard, showed a marked improvement as our distributors in Italy, Brazil, and Germany accounted for a 1,640% increase in sales this quarter as compared to the same quarter last year,” commented Mark Tauscher, President and Chief Executive Officer of PLC Systems.  “PLC is focused on increasing awareness of the medical need for RenalGuard to remove toxic contrast dyes from the kidneys which can lead to Contrast-Induced Nephropathy (CIN).  Every year, worldwide, there is an estimated 7.0 million diagnostic and interventional imaging procedures performed of which approximately 15% of the patients could be considered at-risk for CIN and thus potentially benefit from RenalGuard. Recently, researchers from two Israeli hospitals presented data at a medical conference that showed a decrease in CIN in at-risk patients that were treated with RenalGuard and the potential use of RenalGuard in patients undergoing Surgical Transcatheter Aortic Valve Implantation (TAVI).  This type of awareness coupled with our plans to expand distribution, could generate a positive trend in the use of RenalGuard throughout 2013.”

Financial Results

Revenues for the three months ended March 31, 2013 were $348,000, compared to $20,000 for the same period in 2012, an increase of $328,000, or 1,640%.  The increase in revenues was due to an increase in RenalGuard consoles and single use sets sold to international distributors.

Gross profit for the three months ended March 31, 2013 were $169,000, compared to $7,000 for the same period in 2012, an increase of $162,000, or 2,314%. The increase in gross profit was attributable to higher revenues during the period.

Selling, general and administrative expenditures for the three months ended March 31, 2013 were $685,000, compared to $661,000 for the same period in 2012, an increase of $24,000, or 4%.

Research and development expenditures for the three months ended March 31, 2013 were $554,000, compared to $515,000 for the same period in 2012, an increase of $39,000, or 8%.  The increase was due to costs associated with the RenalGuard U.S. clinical trial. As the Company continues its U.S clinical trial with RenalGuard, research and development expenses are expected to significantly increase in 2013.

The company recorded an increase in net loss of $1.0 million, or 15% for the three months ended March 31, 2013 compared to the same period in 2012. Of the $7.8 million net loss in the first quarter of 2013, $6.7 million was attributable to non-cash charges associated with the change in fair value and modification of the investor warrants and convertible notes that were issued in connection with the February 2011, July 2012 and January 2013 debt financings, as well as the new investor warrants and options issued in connection with the February 2013 equity financing.

Cash and cash equivalents were $1,863,000 for the three months ended March 31, 2013, compared to $258,000 for the same period in 2012, an increase of $1,605,000.  The increase is primarily due to $4.0 million in gross proceeds received form an equity financing conducted in February 2013.  The company expects that it will need to raise additional capital during 2013 based on current and anticipated revenue projections from foreign sales of RenalGuard, and the anticipated costs of the U.S. clinical trial.

Readers are referred to, and encouraged to read in their entirety the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 to be filed with the Securities and Exchange Commission, which includes further detail on the above-referenced transactions and the Company’s business plans and operations, financial condition and results of operations.

About PLC Systems Inc.

PLC Systems Inc., headquartered in Milford, Mass., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC’s newest product, RenalGuard®, has been developed to rapidly remove contrast dyes that are potentially toxic to at-risk patients undergoing certain cardiac and vascular imaging procedures. RenalGuard  is CE-marked and is being marketed in Europe and selected countries around the world . PLC is conducting a pivotal clinical study to assess the safety and effectiveness of RenalGuard in reducing the rates of Contrast-Induced Nephropathy (CIN) in at-risk patients to potentially obtain U.S. Food and Drug Administration (FDA) pre-market approval in order to market RenalGuard in the United States.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2012, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard Therapy are trademarks of PLC Systems Inc.

(Tables to follow)

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2013	2012

Revenues	$348	$20
Cost of revenues	179	13
Gross profit	169	7
Operating expenses:
Selling, general and administrative	685	661
Research and development	554	515
Total operating expenses	1,239	1,176
Loss from operations	(1,070)	(1,169)
Other income (expense):
Interest expense	(140)	(116)
Interest income	4
Foreign currency transaction gains (losses)	(8)	13

Change in fair value of warrant and option liabilities	(3,999)	(2,400)
Change in fair value of convertible notes	(1,312)	(3,107)
Loss on extinguishment of convertible notes	(1,283)	—
Total other expense	(6,738)	(5,610)
Net loss	(7,808)	(6,779)

Net loss per weighted average share, basic and diluted	$(0.19)	$(0.22)
Weighted average shares outstanding:
Basic and diluted	41,670	30,357

CONDENSED BALANCE SHEET

	March 31, 2013	December 31, 2012
Cash and cash equivalents	$1,863	$258
Total current assets	3,487	1,020
Total assets	3,567	1,091
Total current liabilities	912	1,140
Shareholders’ deficit	(19,308)	(11,947)

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